PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036






                                                     September 26, 1996



Autologic Information International, Inc.
1050 Rancho Conejo Boulevard
Thousand Oaks, California 91320

Dear Sir or Madam:

           We have acted as counsel to Autologic Information International, Inc. (the "Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 611,750 shares of the Company's common stock, par value $.01 per share, and such indeterminate additional number of shares of such Common Stock as may be issued under the anti-dilution provisions of the Information International, Inc. ("Triple-I") 1976 Employee's Incentive Stock Option Plan and Directors' Stock Option Plan (collectively, the "Plans") (collectively, the "Shares"), to certain employees and certain directors of the Company (including, in the case of outstanding options, employees and directors of Triple-I prior to Triple-I's merger into the Company) issuable upon the exercise of options which have been, or may from time to time be, granted under the Plans. Both Plans, and the obligations under options outstanding at the time of said merger under both Plans, were assumed by the Company pursuant to the Agreement and Plan of Merger dated October 5, 1995 among the Company, Volt Information Sciences, Inc. and Triple-I.

           In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plans. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each option contract in respect of options granted under the Plans. We have, however, examined the forms of option contract which the Company has advised us are the forms of option contract used by it and Triple-I under the Plans. We have also been informed by the Company that each option contract between the Company and option holders under the Plans is substantially in the respective form of the option contracts we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all


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Autologic Information International, Inc.
September 26, 1996
Page 2

documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

           Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

           Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of options granted or to be granted under the Plans will be, when issued pursuant to the provisions of the respective Plan, legally issued, fully paid and non-assessable.

           We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement on Form S-8 with respect to the Plans.

                                         Very truly yours,

                                         /s/ Parker Chapin Flattau & Klimpl, LLP

                                          PARKER CHAPIN FLATTAU & KLIMPL, LLP